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                                                                   EXHIBIT 10.25

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                    MASTER MANUFACTURING AND SUPPLY AGREEMENT

         This Master Manufacturing and Supply Agreement (this "Agreement") is made and effective as of the 8th day of May, 2003 (the "Effective Date") by and between Idenix (Cayman) Limited, with offices c/o Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands ("Idenix"), and Novartis Pharma AG, with offices at Lichstrasse 35, 4056 Basel, Switzerland ("Novartis").

         1. Idenix, Idenix Pharmaceuticals, Inc. ("Idenix US") and Novartis have entered into a Development, License and Commercialization Agreement dated as of the date hereof (the "Development Agreement"), pursuant to which the parties thereto agree, subject to the terms and conditions thereof, to develop and commercialize the Selected Drug Candidates and Products (each as defined in the Development Agreement) derived therefrom;

         2. Idenix and Novartis desire to enter into this Agreement, setting forth the general principles governing the Technical Development and Manufacture and supply of the Products; and

         3. The Parties contemplate entering into further detailed manufacturing and supply agreements and quality agreements pertaining to the transactions described herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Idenix and Novartis hereby agree as follows:

1.       Definitions.

         1.1 Development Agreement Terms. All capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Development Agreement.

         1.2 "API". API shall mean active pharmaceutical ingredient Manufactured in bulk form.

         1.3 "cGLP". cGLP shall mean the then-current good laboratory practice legal, regulatory and administrative guidelines, standards, specifications and requirements which apply to laboratory research of an API, Finished Product or Packaged Product in a particular country in the world as promulgated by the relevant Regulatory Authority.

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         1.4      "cGMP". cGMP shall mean the then-current good manufacturing practice legal, regulatory and administrative guidelines, standards, specifications and requirements which apply to the Manufacture of a Product or the API, Finished Product or Packaged Product therefor in a particular country in the world as promulgated by the relevant Regulatory Authority.

         1.5 "Covenant Intellectual Property". Covenant Intellectual Property shall mean Novartis Intellectual Property that is first developed by Novartis or one of its Subject Affiliates primarily in connection with its Manufacturing activities pursuant to this Agreement.

         1.6 "Finished Product". Finished Product shall mean the galenic formulation of the relevant APIs in bulk form without any packaging.

         1.7 "Finish" or "Finishing". Finish or Finishing shall mean the process of combining the relevant API(s) and necessary excipients into a Finished Product.

         1.8 "Fully Allocated Cost of Manufacture". Fully Allocated Cost of Manufacture shall mean, with respect to a Manufacturing activity, all direct and indirect costs and overhead allocable to the conduct of such activity in accordance with GAAP or IAS, including but not limited to project and cost accounting consistently applied, such cost items to include, without limitation, costs of raw materials, supplies, other resources consumed in the conduct of such activity, rent, real estate depreciation, utilities, insurance, equipment lease payments, equipment depreciation and labor, plus general and administrative and similar expenses reasonably allocated to the conduct of such Manufacturing activity.

         1.9 "Manufacture" or "Manufacturing". Manufacture or Manufacturing shall mean any and all operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing and/or packaging of an API, Finished Product or Packaged Product, including, without limitation, all Technical Development and optimization thereof.

         1.10 "Manufacturing Technology". Manufacturing Technology shall mean all Know-How and other technology that relate to the Manufacture, Finishing, Packaging, release testing, stability and/or shelf life of the APIs, Finished Products and Packaged Products, including such formulations, records and files that relate to processes relating to the foregoing.

         1.11 "Package" or "Packaging". Package or Packaging shall mean the process of packaging and labeling the Finished Product, thereby creating the Packaged Product.

         1.12 "Packaged Product". Packaged Product shall mean the Finished Product in final packaged form, including approved labeling, labeling inserts as required by applicable law, primary packaging, including but not limited to blister packaging, wholesale bottling, and secondary packaging, including but not limited to boxing, pillow packing, product inserts and other forms of packaging necessary to meet the legal and commercial requirements intended for clinical use or final retail sale.

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         1.13     "Party". Party shall mean either Idenix or Novartis; Parties shall mean Idenix and Novartis.

         1.14 "Physical Embodiments". Physical Embodiments shall mean (a) samples of compounds, (b) documentation, and (c) any other physical embodiment as may be mutually agreed by the Parties.

         1.15 "Pre-Selection Intellectual Property" Pre-Selection Intellectual Property shall mean (A) Novartis Intellectual Property that: (i) Novartis develops solely in the course of Manufacturing API for an HCV Drug Candidate pursuant to Section 2.4(a); (ii) relates solely to the reduction in cost, if any, of such API that Novartis achieves prior to the earlier of (x) such HCV Drug Candidate's Selection Date, or (y) the date that such HCV Drug Candidate becomes a Rejected Compound; and (iii) would, but for a license under such Novartis Intellectual Property, be infringed by the Manufacture of such HCV Drug Candidate at such reduced cost, if any; (B) Joint Intellectual Property that Novartis develops solely in the course of Manufacturing API for an HCV Drug Candidate pursuant to Section 2.4(a) prior to the earlier of (x) such HCV Drug Candidate's Selection Date, or (y) the date that such HCV Drug Candidate becomes a Rejected Compound; and (C) improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix that Novartis develops solely in the course of Manufacturing API for an HCV Drug Candidate pursuant to Section 2.4(a) prior to the earlier of (x) such HCV Drug Candidate's Selection Date, or (y) the date that such HCV Drug Candidate becomes a Rejected Compound.

         1.16 "Quality Assurance Requirements". Quality Assurance Requirements shall mean all analytical, composition, Manufacturing, testing, purity, stability, Packaging, labeling, and recordkeeping requirements and standards pertaining to APIs, Finished Products and Packaged Products, as applicable, arising under applicable NDAs (or equivalents thereof throughout the world), Laws, regulations promulgated by Regulatory Authorities, including, without limitation, cGMP, cGLP, and all applicable industrial standards, including, without limitation, ICH guidelines.

         1.17 "Specifications". Specifications shall mean, which respect to an API, Finished Product or a Packaged Product, those analytical, composition, Manufacturing, testing, purity, stability, packaging, labeling, safety and record-keeping specifications for such API, Finished Product or Packaged Product, as the case may be, as developed by the Joint Manufacturing Committee in accordance with the requirements of any applicable approval issued by a relevant Regulatory Authority, including but not limited to cGMP and cGLP.

         1.18 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition                                    Section
----------                                    --------
Agreement                                     Preamble
API Manufacturer                              2.2 (c)
Basic Percentage                              5.3(a)

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

Definition                                    Section
----------                                    --------
Breaching Party                               12.3
Development Agreement                         Preamble
Effective Date                                Preamble
Further Agreements                            2.1(d)
HSE Requirements                              2.2 (c)(v)(B)
Idenix                                        Preamble
Idenix US                                     Preamble
Indemnified Party                             11.3 (a)
Indemnifying Party                            11.3 (a)
1974 Convention                               13.1
Non-Breaching Party                           12.3
Novartis                                      Preamble
Preliminary Winning Bid                       2.2 (c)(iii)
Pre-Payment Percentage                        5.2
Selection Criteria                            2.2 (c)(iii)
Severed Clause                                13.3
Title 11                                      13.11

2.       Manufacture and Supply.

         2.1 General. Subject to the terms and conditions of this Agreement and the supervision of the Joint Manufacturing Committee to the extent provided for in this Agreement or the Development Agreement:

                  (a) Manufacture of API for Finished and Packaged Products derived from Selected Drug Candidates for Clinical and Commercial Supply. Idenix shall appoint Novartis to Manufacture, or have Manufactured by Affiliates or Third Parties, all APIs for Selected Drug Candidates for clinical supply of the Products according to Section 2.2(a) below and shall have all APIs for Selected Drug Candidates for commercial supply Manufactured by Novartis or Third Parties based on a competitive bid and matching process in accordance with the terms of
Section 2.2(c) below.

                  (b) Manufacture of Finished and Packaged Product derived from Selected Drug Candidates for Clinical and Commercial Supply. Idenix shall appoint Novartis to Finish and Package, or have Finished and Packaged by Affiliates or Third Parties, all Finished Products and Packaged Products for Selected Drug Candidates for clinical and commercial supply of Products in accordance with the terms of Section 2.3 below.

                  (c) Supply of Packaged Product derived from Selected Drug Candidates for Clinical and Commercial Supply.

                           (i) Idenix shall supply all of Novartis' clinical and commercial requirements for Packaged Product derived from Selected Drug Candidates pursuant to the terms of this Agreement.

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                           (ii)     Novartis shall obtain, and shall ensure that
         all its Affiliates and sublicensees obtain, from Idenix all of their clinical and commercial requirements for Packaged Products derived from Selected Drug Candidates.

                  (d) Further Agreements. The Parties or their Affiliates will enter into such further manufacturing and supply and quality agreements ("Further Agreements") as are necessary in connection with the transactions contemplated by Sections 2.1 (a) through (c) above and Section 2.4 below, which shall include applicable customary terms and conditions pertaining to, inter alia, forecasting, ordering and delivery, and such of the provisions listed in
Section 2.2(c)(v)(A) through (G) as may be appropriate. Further Agreements pertaining to the Manufacture and supply of Selected Drug Candidates shall be entered into at least three (3) months prior to submission of an NDA (or equivalent thereof anywhere in the world) for a Selected Drug Candidate, and otherwise at such appropriate times as the Parties shall agree. If the Parties are unable to reach agreement in the course of negotiating the aforementioned agreements, the terms of such agreements shall be as agreed to by the Joint Manufacturing Committee. In the event that the Joint Manufacturing Committee is unable to resolve such dispute, such dispute shall be resolved in accordance with Section 13.6 of the Development Agreement.

                  (e) Satisfaction of Obligations by Affiliates. Either Party's obligations under this Agreement, including, without limitation, Manufacturing obligations, may be performed by any of its Affiliates, provided that such Party shall remain liable under this Agreement until such obligations are satisfied.

         2.2      Manufacture of API for Clinical and Commercial Supply.

                  (a) Novartis as API Manufacturer for Clinical Supply. Idenix hereby appoints Novartis to Manufacture, or to have Manufactured by a Third Party all APIs for clinical supply of all Selected Drug Candidates. The cost for such clinical supply shall be a Development Expense, responsibility for which shall be allocated between the Parties in accordance with Section 8.3 of the Development Agreement. Notwithstanding the foregoing, the Parties agree and acknowledge that the clinical supply of API for the LdT Product shall, until such time as the Joint Manufacturing Committee determines otherwise, continue to be supplied by the current Third Party manufacturer.

                  (b) Technical Development. Novartis shall conduct the Technical Development of the clinical supply of APIs for Selected Drug Candidates. The cost for such Technical Development shall be a Development Expense, responsibility for which shall be allocated between the Parties in accordance with Section 8.3 of the Development Agreement.

                  (c) Selection of API Manufacturer for Commercial Supply. As soon as possible following the applicable Selection Date, Idenix, subject to the prior approval of the Joint Manufacturing Committee, shall select and appoint a Third Party, Novartis or an Affiliate of Novartis designated by Novartis (such a Third Party, Novartis or Affiliate, as appropriate, an "API Manufacturer") to Manufacture APIs for commercial supply on behalf of Idenix, solely in accordance with the following:

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                           (i)      Idenix, subject to the prior approval of the
         Joint Manufacturing Committee: (A) shall seek API Manufacturers based on a competitive bid process; and (B) shall request bids from at least two (2) reputable Third Party manufacturers within the biopharmaceuticals manufacturing industry for the Manufacture of the commercial supply of API related to the Selected Drug Candidates.

                           (ii) Such Third Parties shall provide their bids to Idenix (who shall provide them to the Joint Manufacturing Committee), which bids shall include such detailed information as is reasonably requested by Idenix (subject to the guidelines developed by the Joint Manufacturing Committee), including, without limitation, information regarding the bidders' cost, quality, lead time and capacity to Manufacture the APIs.

                           (iii) After receipt of such bids, Idenix, subject to the prior approval of the Joint Manufacturing Committee, shall determine the preliminary winning bid from among such bids (the "Preliminary Winning Bid") based upon an overall evaluation of the key element thereof, including, without limitation, cost, quality, lead time and capacity to Manufacture the APIs, and the ability of any such Third Party to satisfy the conditions set forth in Section 2.2(c)(iv) below (collectively, the "Selection Criteria"). Thereafter, Idenix shall notify the Joint Manufacturing Committee and Novartis of the Preliminary Winning Bid and provide to Novartis all information received by all Third Party bidders along with all Third Party bids. Within fourteen (14) days following receipt of such notification, along with all information received by all Third Party bidders and all Third Party bids, Novartis shall be entitled to match the Preliminary Winning Bid (based upon an overall consideration of the Selection Criteria), whereupon Novartis or its Affiliate shall be designated the API Manufacturer. If Novartis elects not to match the Preliminary Winning Bid, then Idenix, subject to the prior approval of the Joint Manufacturing Committee, may designate the Third Party submitting the Preliminary Winning Bid as the API Manufacturer. Unless otherwise determined by Idenix, subject to the prior approval of the Joint Manufacturing Committee, there will be only one bidding process in respect of the Manufacture of API for each Product.

                           (iv) In evaluating submitted Third Party bids to determine the Preliminary Winning Bid, Idenix, subject to the prior approval of the Joint Manufacturing Committee, shall consider each prospective Third Party API Manufacturer's ability to Manufacture and supply the applicable API for commercial supply in a manner that:

                                    (A)      is cost competitive on a sustained
                                             basis based on such prospective API
                                             Manufacturer's estimated Fully
                                             Allocated Costs of Manufacture of
                                             such API (including, without
                                             limitation, comparing bids on a
                                             cost element-by-cost element basis,
                                             and considering all expected costs
                                             associated with having such
                                             prospective API Manufacturer comply
                                             with the applicable Specifications,
                                             Quality Assurance Requirements and
                                             HSE Requirements and those
                                             potential costs that may arise from
                                             the failure of such prospective API
                                             Manufacturer to meet any of its
                                             obligations);

                                    (B)      satisfies all applicable
                                             Manufacturing and supply
                                             requirements and deadlines on a
                                             sustained basis;

                                    (C)      adheres to all applicable
                                             Specifications, Quality Assurance
                                             Requirements and HSE Requirements
                                             on a sustained basis;

                                    (D)      satisfies all of Idenix'
                                             obligations under this Agreement
                                             and the Development Agreement
                                             pertaining to the Manufacture and
                                             supply of such API;

                                    (E)      minimizes potential risks and
                                             ensures long term supply of API to
                                             ensure successful Commercialization
                                             of the Product(s) derived
                                             therefrom; and

                                    (F)      achieves the Parties' cost
                                             improvement objectives.

                           (v) Each Third Party API Manufacturer shall be required to execute with Idenix a manufacturing and supply and quality agreement(s), in form and substance satisfactory to Idenix, subject to the prior approval of the Joint Manufacturing Committee. Such manufacturing and supply and quality agreements(s) shall, subject to the Joint Manufacturing Committee's discretion, contain customary terms, including, without limitation:

                                    (A)      representations, warranties,
                                             penalties and indemnification
                                             obligations customary to such
                                             agreements;

                                    (B)      all of the Manufacturing, delivery
                                             and legal compliance, applicable to
                                             API Manufacturers as more fully
                                             described in this Agreement,
                                             including, without limitation, the
                                             provisions set forth in Annex 1
                                             hereto ("HSE Requirements");

                                    (C)      an obligation to assign or license
                                             (with right to sublicense to
                                             Novartis, its Affiliates and Third
                                             Parties) to Idenix any and all
                                             improvements to Manufacturing
                                             Technology, whether or not
                                             patentable or protectable as a
                                             trade secret, that such

                                             API Manufacturer may develop in the
                                             course of exercising its rights and
                                             performing its obligations under
                                             such manufacturing and supply and
                                             quality agreement(s) sufficient for
                                             the Parties and their Affiliates to
                                             exercise their rights and perform
                                             their obligations hereunder;

                                    (D)      an obligation to Manufacture, fill,
                                             package, deliver and warehouse all
                                             APIs in accordance with the
                                             relevant Specifications and the
                                             Quality Assurance Requirements and
                                             fully comply with all applicable
                                             Laws, including, without
                                             limitation, health, safety and
                                             environmental Laws and management
                                             systems comparable with
                                             international management standards
                                             (e.g., ISO 14001, OHSAS 18001, BS
                                             8800);

                                    (E)      an obligation to permit Idenix and
                                             its designated agents, or
                                             representatives or representatives
                                             of any Regulatory Authority, to
                                             inspect and audit all facilities
                                             and operations used by such API
                                             Manufacturer to confirm compliance
                                             with the Specifications, the
                                             Quality Assurances Requirements and
                                             HSE Requirements;

                                    (F)      an obligation to keep and make
                                             available to Idenix all records and
                                             reports relating to the
                                             Manufacture, storage, disposal and
                                             transportation of the APIs,
                                             including, without limitation, all
                                             records as are necessary and
                                             appropriate to demonstrate
                                             compliance with the Specifications,
                                             Quality Assurance and HSE
                                             Requirements, and all other or
                                             underlying materials related
                                             thereto or used in connection
                                             therewith, and to permit Idenix to
                                             inspect, copy and provide such
                                             records to the Joint Manufacturing
                                             Committee as required; and

                                    (G)      an obligation to keep, throughout
                                             the term of such agreement,
                                             accurate books and accounts of
                                             record in connection with the Fully
                                             Allocated Cost of Manufacture of
                                             all API in sufficient detail to
                                             permit accurate determination and
                                             verification of all such costs.

                           (vi)     To the extent necessary for any API
         Manufacturer to fulfill its obligations under such agreement, the Parties agree that Idenix shall grant appropriate royalty-free licenses under (A) the relevant Manufacturing

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

         Technology Controlled by Idenix and (B) those rights granted to Idenix pursuant to Section 4.2(a) or (b), and may, subject to all applicable restrictions, provide to such API Manufacturer one (1) copy of each Physical Embodiment, if any, of such Manufacturing Technology provided to Idenix pursuant to Section 4.4(c).

                           (vii) Idenix, subject to the prior approval of the Joint Manufacturing Committee, may require API Manufacturers providing commercial supply of the APIs for Selected Drug Candidates to enter into cost improvement programs.

                           (viii) Idenix shall require that each Third Party API Manufacturer keep and make available all records as are necessary to demonstrate compliance with such Third Party API Manufacturer's obligations under their agreements pursuant hereto, including, without limitation, the Specifications, Quality Assurances Requirements and HSE Requirements. Idenix shall provide to the Joint Manufacturing Committee all records that Third Party API Manufacturers provide or are required to provide to Idenix. Idenix shall inspect and conduct audits of Third Party API Manufacturers as determined by the Joint Manufacturing Committee to confirm compliance with such Third Party API Manufacturers' obligations under its agreements pursuant hereto, including, without limitation, the Specifications, the Quality Assurances Requirements and HSE Requirements, and Novartis shall have the right to attend and observe all such inspections and audits performed by Idenix. Idenix shall enforce agreements with Third Party API Manufacturers as determined by the Joint Manufacturing Committee.

                           (ix) Notwithstanding any other provision of this Agreement or the Development Agreement, in the event that Idenix fails to obtain any required approval of the Joint Manufacturing Committee under this Agreement prior to engaging in any action for which such approval is required, (A) such action by Idenix shall be a material breach of this Agreement, and (B) Novartis shall, at its option, be relieved of any liability it may have with respect to any obligation it may have relating to such action by Idenix, including, without limitation, any and all obligations to fund such activity; provided, however, that Idenix' failure to obtain approval as provided in clause
         (iv) of this Section 2.2(c) shall be a breach of this Agreement, but shall be deemed a material breach depending on the relevant facts and circumstances.

         2.3 Appointment of Novartis as Idenix' Finishing and Packaging Manufacturer for all Products derived from Selected Drug Candidates.

                  (a) Finishing of Products derived from Selected Drug Candidates. Subject to the terms and conditions of this Agreement, Novartis shall, itself or through an Affiliate or Third Party, formulate Finished Products from API for Selected Drug Candidates. In connection with such Finishing, Idenix shall pay Novartis' Fully Allocated Cost of Finishing [**], which price shall be competitive, taking into account all relevant facts and circumstances. In the event that Idenix disputes in good faith that the price for the Finishing of one or more of the Products is competitive, taking into account all relevant facts and circumstances, the Joint Manufacturing Committee shall make a determination as to whether any price reduction is appropriate. In the event that the Joint Manufacturing Committee is unable to resolve such dispute, such dispute shall be resolved in accordance with Section
13.6 of the Development Agreement.

                  (b) Technical Development. Novartis shall conduct the Technical Development of all Finished Products for Selected Drug Candidates. The cost for such Technical Development shall be a Development Expense, responsibility for which shall be allocated between the Parties in accordance with Section 8.3 of the Development Agreement.

                  (c) Packaging of Finished Products derived from Selected Drug Candidates. Subject to the terms and conditions of this Agreement, Novartis shall, itself or through an Affiliate or Third Party, Package the Finished Products for Selected Drug Candidates. In connection with such Packaging, Idenix shall pay Novartis' Fully Allocated Cost of Packaging [**], which price shall be competitive, taking into account all relevant facts and circumstances. In the event that Idenix disputes in good faith that the price for the Packaging of one or more of the Products is competitive, taking into account all relevant facts and circumstances, the Joint Manufacturing Committee shall make a determination as to whether any price reduction is appropriate. In the event that the Joint Manufacturing Committee is unable to resolve such dispute, such dispute shall be resolved in accordance with Section 13.6 of the Development Agreement. Novartis shall reimburse Idenix for the costs of Packaging for Products to be sold into the Novartis Territory. The Parties shall allocate the cost of Packaging for Products to be sold in the Major EU Countries in a manner to be agreed upon by the Parties to achieve the allocation of benefit set forth in Section 5.3(b) below. The Parties shall allocate the cost of Packaging for Products to be sold in the U.S. Territory in a manner to be agreed upon by the Parties to achieve the allocation of benefit set forth in Section 5.3(c) below.

                  (d) LdT Product. Without limiting the generality of the provisions of Section 2.3(a) through (c) above, following the Effective Date:

                           (i) Clinical Service Form. Novartis shall, itself or through an Affiliate or Third Party, supply to Idenix the clinical service form 200 mg tablets for the LdT Product, as a Selected Drug Candidate, [**].

                           (ii) Final Market Image. Novartis shall conduct, at its sole expense (notwithstanding any provisions to the contrary in the Development Agreement regarding responsibility for Development Expenses), the Technical Development for the final market image of the Finished and Packaged Product of the LdT Product, as a Selected Drug Candidate. Novartis shall supply to Idenix the clinical supply of the final market image for the Finished and Packaged Product of the LdT Product [**].

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

         2.4      Special Situations.

                  (a) HCV Drug Candidates Prior to their Selection Date. Notwithstanding the fact that, as of the Effective Date, the Initial HCV Drug Candidate is not a Selected Drug Candidate, Novartis, [**], shall Manufacture, or have Manufactured by Affiliates or Third Parties, and provide Idenix' clinical supply, and conduct, in collaboration with Idenix to the extent practicable subject to Novartis' rights and obligations hereunder, Technical Development, of APIs, Finished Product and Packaged Product for the Initial HCV Drug Candidate as soon as reasonably practicable following the Effective Date, in accordance with a mutually agreed-upon transition plan; provided, however that the Parties agree that the transfer to Novartis of the Physical Embodiments of such Manufacturing Technology necessary for Novartis to begin Manufacturing the Initial HCV Drug Candidate shall occur no later than September 1, 2003. Additionally, at all times prior to the applicable Selection Date for any other HCV Drug Candidate (including, without limitation, any other HCV Drug Candidate that may become the Backup HCV Drug Candidate) for which an Investigational New Drug Application (or equivalents thereof throughout the world) may be filed and until such time, if any, as such other HCV Drug Candidate becomes a Rejected Compound, Novartis shall have the right, upon notice to Idenix, at Novartis' expense, to Manufacture, or have Manufactured by Affiliates or Third Parties, and provide Idenix' clinical supply, and conduct, in collaboration with Idenix to the extent practicable subject to Novartis' rights and obligations hereunder, Technical Development, of APIs, Finished Product and Packaged Product for such Backup HCV Drug Candidate or other HCV Drug Candidate. After the Selection Date, if any, for any HCV Drug Candidate, the Technical Development, Manufacture and supply of such HCV Product shall thereafter be governed by the terms and conditions applicable to Selected Drug Candidates under this Agreement. If and when the Initial HCV Drug Candidate or other HCV Drug Candidate then being Manufactured and supplied by Novartis pursuant to this Section 2.4(a) becomes a Rejected Compound prior to becoming a Selected Drug Candidate, Novartis shall, unless and to the extent otherwise agreed by the Parties, discontinue (i) the Manufacturing, by itself, its Affiliates or Third Parties, (ii) the provision to Idenix of clinical supply, and (iii) the conducting of Technical Development, of the APIs, Finished Product and/or Packaged Products therefor as soon as reasonably practicable, subject to a mutually agreed-upon transition plan, and thereafter Novartis shall not be under any further obligation to Idenix with respect thereto. Subject to the provisions of Section 2.5(b) and the other financial arrangements of the Parties with respect to Selected Drug Candidates, all cost improvements achieved prior to the Selection Date for an HCV Drug Candidate shall be for the benefit of Idenix.

                  (b) Manufacturing and Supply of Interferon. To the extent Idenix obtains the Interferon License as described in Section 4.5 of the Development Agreement, Novartis shall Manufacture, or have Manufactured by its Affiliates or Third Parties, and supply to Idenix such Interferon, as appropriate, in API, Finished Product and Packaged Product form. In consideration for the Manufacture and supply of such Interferon, Idenix shall pay to Novartis a price equal to [**] percent [**]%) of Novartis' Fully Allocated Costs of Manufacture of the Interferon. Idenix shall obtain, and shall ensure that all its Affiliates and sublicensees obtain, from Novartis all of their clinical and commercial requirements for Interferon, and Novartis shall supply all of Idenix' clinical and commercial requirements for such Interferon, in each case, pursuant to the terms of this Agreement, the Development Agreement and any Further Agreements. If such Interferon is included in a Combination Therapy in any of the Territories as a fixed-dose Product containing as active ingredients Interferon, on the one hand, and the Selected HCV Drug Candidate or any Selected Other HCV Drug Candidate, on the other hand, such Interferon shall, with respect to the relevant Territories, be treated as if it were an HCV Product, but solely for the purposes of Articles 5 and 6 of this Agreement. If such Interferon is included in a Combination Therapy in any of the Major EU Countries or the U.S. Territory as a separate co-administration product sold together or promoted as a combination with a Product containing as an active ingredient the Selected HCV Drug Candidate or any Selected Other HCV Drug Candidate, such Interferon shall, with respect to the Major EU Countries and the U.S. Territory only, be treated as if it were an HCV Product, but solely for the purposes of Articles 5 and 6 of this Agreement. For clarification, the immediately preceding sentence shall not apply (i) to any such Combination Therapy in the Novartis Territory, or (ii) to a Combination Therapy which is labeled or approved for labeling for sale in co-administration in which the co-administered products are neither sold together nor promoted as a combination.

         2.5      Shared Cost Improvement for Selected Compounds.

                  (a)      LdT Product. Notwithstanding the provisions of
Article 5, the Parties shall jointly undertake to participate in a research and development program and other efforts to lower costs of Manufacturing the APIs for the LdT Product from the currently projected U.S.$[**] per kg API price, by funding and/or dedicating efforts to such program, and the Parties shall share the benefits of such cost reductions in proportion to their respective contributions thereto (taking into account, without limitation, the value of any financial and non-financial contributions).

                  (b) Other Selected Products. Notwithstanding the provisions of Article 5, following the relevant Selection Date for a Product, the Parties may jointly undertake to participate in a research and development program and other efforts, as further described in a Manufacturing Plan approved by the Joint Manufacturing Committee, to lower costs of API for such Product (other than the LdT Product, for which the provisions of Section 2.5(a) apply), by funding and/or dedicating efforts to such program, and the Parties shall share the benefits of such cost reductions in proportion to their respective contributions thereto (taking into account, without limitation, the value of any financial and non-financial contributions).

         2.6 Back-Up Supply. To avoid out-of-stock situations the Joint Manufacturing Committee shall determine whether and under what circumstances back-up suppliers are necessary and/or when such suppliers shall be engaged.

         2.7      Inventory.

                  (a) Idenix, itself or through its Affiliates or sublicensees, shall carry such surplus inventory of all API for the Products as well as Packaged Products for the

Products sold in the U.S. Territory consistent with guidelines mandated by the Joint Manufacturing Committee; and

                  (b) Novartis, itself or through its Affiliates or sublicensees, shall carry inventory of Packaged Product for the Products to be sold outside the U.S. Territory consistent with guidelines mandated by the Joint Manufacturing Committee.

         2.8 Engaging Third Parties to Conduct Technical Development. Idenix shall not, without the prior written approval of the Joint Manufacturing Committee, initiate any Technical Development program with any Third Party or disclose any Manufacturing Technology to any Third Party with respect to APIs, Finished Product or Packaged Products for Selected Drug Candidates, or with respect to any HCV Drug Candidate which and during such times as Novartis is performing or funding Technical Development hereunder or pursuant to the Development Agreement.

3.       Quality; Samples; Qualifying Idenix.

         3.1 Quality; Quality Records. Each Party, in respect of all APIs, Finished Products or Packaged Products Manufactured or supplied by such Party pursuant to this Agreement, shall ensure that such APIs, Finished Products or Packaged Products are Manufactured or supplied in accordance with (a) all applicable Specifications and Quality Assurance Requirements, and (b) all applicable Laws, including, without limitation, health, safety and environmental Laws and management systems comparable with international management standards (e.g., ISO 14001, OHSAS 18001, BS 8800). Each of the Parties shall, and Idenix shall require that all API Manufacturers, keep and, upon reasonable notice, make available to the other Party all records as are necessary to demonstrate compliance with the immediately preceding sentence.

         3.2 Regulatory Samples. From time to time during the term of this Agreement, each Party shall furnish to the other Party or Regulatory Authorities such regulatory samples of the APIs, Finished Products and/or Packaged Products as may be required by a Regulatory Authority.

         3.3 Qualifying Idenix as a Supplier. For each Packaged Product, Novartis shall undertake when required under applicable Law such reasonably necessary actions (including, without limitation, a cGMP audit) to qualify Idenix with Regulatory Authorities in the Major EU Countries and the relevant Novartis Territory as a supplier to Novartis with respect to such Packaged Product. Idenix agrees to cooperate with Novartis with respect to such undertaking.

4.       Intellectual Property and Manufacturing Technology.

         4.1 Idenix Grant. Subject to the terms and conditions of this Agreement and the Development Agreement, Idenix hereby grants to Novartis a non-exclusive, royalty-free, sublicenseable, right and license in the relevant Territory, under all Manufacturing Technology now or hereafter Controlled by Idenix and under Idenix' rights in the Idenix Intellectual Property and Joint Intellectual Property, solely to the extent necessary for

Novartis to exercise its rights and fulfill its obligations under this Agreement and for no other purpose.

         4.2      Novartis Grant and Covenant.

                  (a) In the event that Novartis discontinues Manufacturing API for any Product hereunder, and subject to the terms and conditions of this Agreement and the Development Agreement, Novartis hereby grants to Idenix a non-exclusive, royalty-free, sublicenseable, right and license in the relevant Territory under Novartis' rights in the Joint Intellectual Property solely to the extent necessary for Idenix to exercise its rights and fulfill its obligations under this Agreement with respect to such API and for no other purpose.

                  (b) In the event that Novartis discontinues Manufacturing API for any Product hereunder, Novartis shall, subject to the terms and conditions of this Agreement and the Development Agreement, grant to Idenix a non-exclusive, royalty-free, sublicenseable, right and license in the relevant Territory under Novartis' rights in (i) all improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix that Novartis has developed hereunder relating to such API, and (ii) if such Product is the HCV Product, all Pre-Selection Intellectual Property that relates to the Manufacture of API for such HCV Drug Candidate (to the extent such is not otherwise granted in clause (i) above), solely, in each case set forth in clauses (i) and (ii) above, to the extent necessary for Idenix to exercise its rights and fulfill its obligations under this Agreement with respect to such API and for no other purpose.

                  (c) In the event that Novartis discontinues Manufacturing an HCV Drug Candidate that is not a Selected Drug Candidate hereunder, and subject to the terms and conditions of this Agreement, (i) Novartis shall grant to Idenix a non-exclusive, royalty-free, sublicenseable, right and license under Novartis' rights in the Pre-Selection Intellectual Property that relates solely to the Manufacture of such API solely to Manufacture API for such HCV Drug Candidate and for no other purpose, and (ii) the Parties shall negotiate in good faith the terms under which Novartis may grant a license under the relevant Pre-Selection Intellectual Property relating to the Finishing and Packaging of such HCV Drug Candidate.

                  (d) Novartis may, in its sole discretion from time to time during the term of this Agreement, grant to Idenix the right and license under Novartis' rights in Novartis Intellectual Property not otherwise licensed under Sections 4.2(b) or (c) above, with the right to grant sublicenses to the extent and as determined by Novartis at the time of grant, for such purposes as Novartis shall determine relating to Idenix' exercise of its rights and fulfillment of its obligations under this Agreement and for no other purpose.

                  (e) Commencing at such time as Novartis discontinues Manufacturing API for any Product or an HCV Drug Candidate that is not a Selected Drug Candidate hereunder, Novartis agrees that neither it nor any of its Subject Affiliates will bring a claim for infringement of any Covenant Intellectual Property against Idenix or any of its

Affiliates or permitted sublicensees with respect to actions by Idenix or any of its Affiliates or permitted sublicensees which (i) are solely in connection with the Manufacturing of such API, and (ii) would, but for this Section 4.2(e), give rise to such a claim. Notwithstanding anything contained herein to the contrary:
(I) this Section 4.2(e) (x) shall have no further force or effect upon termination of this Agreement pursuant to Section 12.2(a) or by Novartis pursuant to Sections 12.3 or 12.4 (or, in the event of a Country-Specific Termination, pursuant to Section 12.2(a) or by Novartis pursuant to Sections
12.3 or 12.4, no further force or effect with respect to the Covenant Intellectual Property within the relevant country(ies), or in the event of a Product/Drug-Specific Termination pursuant to Section 12.2(a) or by Novartis pursuant to Sections 12.3 or 12.4, no further force or effect with respect to Covenant Intellectual Property relating to the relevant Product or Drug Candidate, as applicable); and (y) shall, except as provided in clause (x) above, survive termination of this Agreement in whole or in part; and (II) the right set forth in this Section 4.2(e) may be assigned only in connection with an assignment in accordance with Section 13.8, and provided that in connection with such an assignment, the obligations of Novartis and its Subject Affiliates under this Section 4.2(e) shall apply only with respect to that portion of the assignee's business represented by Idenix' business succeeded to by such assignee.

                  (f) Limitation. Notwithstanding any other provision to the contrary contained in this Agreement but subject to the express grant of any right or license by Novartis pursuant to Sections 4.2(d) or 4.4(b), Novartis and its Affiliates do not and shall not grant hereunder any rights or licenses under, or covenant not to sue with respect to, any intellectual property of Novartis or its Affiliates that (i) is not first developed by Novartis or one of its Subject Affiliates primarily in connection with, and used primarily in connection with, the activities of Novartis or one of its Subject Affiliates pursuant to this Agreement, or (ii) relates to Finishing or Packaging, unless, in the case of this clause (ii) only, the Parties enter into a license agreement with respect to Finishing and/or Packaging as provided in Sections 4.2(c), 4.4(d) or 12.5(c).

         4.3 Sublicenses. All sublicenses granted pursuant to Sections 4.1 and 4.2(a) through (d) shall be on terms equivalent to those provided under Sections 6.1(f) or 6.2(c) of the Development Agreement, as appropriate.

         4.4      Technology Transfer.

                  (a) From time to time during the Term as applicable, Idenix shall provide to Novartis one (1) copy of each Physical Embodiment, if any, of all Idenix Intellectual Property, Joint Intellectual Property or Manufacturing Technology now or hereafter Controlled by Idenix to the extent such is reasonably necessary for Novartis to exercise its rights and perform its obligations under this Agreement. Without limiting the generality of any other provision of this Agreement, Idenix shall make its Manufacturing and other relevant scientific and technical personnel available to Novartis to answer any questions or provide instruction as reasonably requested by Novartis.

                  (b) Novartis may, in its sole discretion from time to time during the term of this Agreement, provide to Idenix such Physical Embodiments of Novartis

Intellectual Property Controlled by Novartis to the extent and as determined by Novartis at the time of transfer, for such purposes as Novartis shall determine relating to Idenix' exercise of its rights and fulfillment of its obligations under this Agreement and for no other purpose.

                  (c) In the event that Novartis discontinues Manufacturing API for any Product hereunder, Novartis shall provide to Idenix one (1) copy of each Physical Embodiment, if any, of (i) all Joint Intellectual Property and improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix that Novartis has developed hereunder relating to the Manufacture of such API, and (ii) if such Product is the HCV Product, Pre-Selection Intellectual Property that relates to the Manufacture of API for such HCV Drug Candidate (to the extent such is not otherwise included in clause (i) above), solely, in each case set forth in clauses (i) and (ii) above, to the extent necessary for a Third Party API Manufacturer engaged pursuant to the terms of this Agreement to fulfill its obligations. Without limiting the generality of any other provision of this Agreement, in the event that Novartis discontinues Manufacturing API for any Product hereunder, Novartis shall make its Manufacturing and other relevant scientific and technical personnel available to Idenix to answer questions or provide instruction as reasonably requested by Idenix.

                  (d) In the event that Novartis discontinues Manufacturing an HCV Drug Candidate that is not a Selected Drug Candidate hereunder, and subject to the terms and conditions of this Agreement,(i) Novartis shall provide to Idenix one (1) copy of each Physical Embodiment, if any, of all Pre-Selection Intellectual Property relating solely to the Manufacture of API for such HCV Drug Candidate; and (ii) the Parties shall negotiate in good faith the terms under which Novartis may provide Physical Embodiments, if any, of Pre-Selection Intellectual Property that relates to the Finishing and Packaging of such HCV Drug Candidate.

5.       Payments for Product Supply.

         5.1 Payments for Clinical Supply of Packaged Product Supplied by Idenix. The clinical supply of any API, Finished Product or Packaged Product Manufactured by or on behalf of Novartis shall be supplied by Idenix to Novartis, its Affiliates and sublicensees [**].

         5.2 Pre-Payments. With respect to commercial supply of Packaged Products for Selected Drug Candidates to be sold in the Novartis Territory and/or a Major EU Country (but not the U.S. Territory), Idenix shall invoice Novartis an amount equal to [**] percent ([**]%) ("Pre-Payment Percentage") of the weighted average of the estimated Net Sales, as specified in the applicable Marketing Plan(s), with respect to such Product corresponding to the quantity of Packaged Product delivered by Idenix; provided, however, the Pre-Payment Percentage shall be [**]% [**]. All such pre-payments are subject to reconciliation in accordance with Section 6.3 to achieve the amounts provided for in Section 5.3(a)(i) through (iv), (b) and (d) below.

         5.3 Payments for Commercial Supply of Packaged Product Supplied by Idenix.

                  (a)      Novartis Territory.

                           (i) Basic Percentage. With respect to commercial supply of Packaged Products for Selected Drug Candidates to be sold in the Novartis Territory, Novartis shall pay to Idenix a price equal to [**] percent ([**]%) (the "Basic Percentage") of the Net Sales of such Packaged Products in the relevant Novartis Territory.

                           (ii) Volume Adjustment. In the event that Net Sales of a specific Product in the Novartis Territory satisfy the applicable Annual Net Sales threshold in a Contract Year, the Basic Percentage applicable to such specific Product shall [**] accordance with the following schedule:

Incremental Annual Net Sales of applicable Product (on a                    Basic Percentage
Product-by-Product basis) in the Novartis Territory during the applicable   Applicable to the Amount
Contract Year:                                                              Corresponding to Annual
                                                                            Net Sales (and not greater
                                                                            or lesser amounts):
Greater than $[**] and less than or equal to $[**]million                   [**]%
Greater than $[**] and less than or equal to $[**] million                  [**]%
Greater than $[**] and less than or equal to $[**]million                   [**]%
Greater than $[**] and less than or equal to $[**]million                   [**]%
Greater than $[**] and less than or equal to $[**] million                  [**]%
Greater than $[**] and less than or equal to $[**] million                  [**]%
Greater than $[**] and less than or equal to $[**] million                  [**]%
Greater than $[**] and less than or equal to $[**] million                  [**]%
Greater than $[**] and less than or equal to $[**]                          [**]%
Greater than $[**]                                                          [**]%

         By way of example, in a Contract Year in which Annual Net Sales with respect to a Product in the Novartis Territory are $1.2 billion, [**] will be calculated as follows:[**] the total amount due to Idenix in respect of such Product in such Contract Year.

         (iii) [**]

                                    (A)      [**]Novartis [**] with respect to a
                                             Product [**] in the Novartis
                                             Territory [**]Novartis,[**] that
                                             Novartis would otherwise be
                                             required to make pursuant to
                                             Sections 5.3(a)(i) and (ii) with
                                             respect to such Product [**]

                                    (B)      [**] With respect to any Product in
                                             which Novartis has [**], if
                                             Novartis [**]then the payments [**]
                                             that Novartis would otherwise be
                                             required to make pursuant to
                                             Sections 5.3(a)(i) and (ii) with
                                             respect to such Product [**].

                           (iv) Price Renegotiation. Notwithstanding anything to the contrary in this Section 5.3, in the event that the local price for a Packaged Product sold into a specific country in the Novartis Territory is less than the total Fully Allocated Cost attributable to such Product in such country, the Parties shall in good faith renegotiate the price to be paid to Idenix for such Packaged Product.

                  (b) Major EU Countries. The invoicing and pricing of Packaged Products sold in the Major EU Countries shall be structured, in a manner to be agreed upon by the Parties, to achieve, in a tax-optimized fashion to the extent permitted by applicable Law, the following [**] between the Parties; provided, however, that such [**] shall be subject to all applicable adjustment and reimbursement obligations under the Development Agreement:

                                                                           Percentage Allocation of Benefit for the
Period During the Applicable Country Term in each of the Major EU                Major EU Countries Countries
                                                                                Idenix                Novartis
--------------------------------------------------------------------      ----------------------------------------
The 12-month period beginning on the Launch Date in such country                [**]%                   [**]%

The 12-month period beginning on the first anniversary of the Launch            [**]%                   [**]%
Date in such country

Each 12-month period beginning on the second and subsequent
anniversaries of the Launch Date in such country through the end of
the applicable Country Term                                                     [**]%                   [**]%

                  (c) U.S. Territory. The invoicing and pricing of Packaged Products sold in the U.S. Territory shall be structured, in a manner to be agreed upon by the Parties, to achieve, in a tax-optimized fashion to the extent permitted by applicable Law, [**] between the Parties; provided, however, that such [**] shall be subject to all applicable adjustment and reimbursement obligations under the Development Agreement.

                  (d) Minimum Payments. Subject to Section 5.3(a)(iv), but notwithstanding anything to the contrary in Sections 5.3(a)(i)-(iii), (b) and
(c), in no event shall Novartis pay to Idenix an amount less than [**] percent ([**]%) of Idenix' Fully Allocated Cost of Manufacture of the relevant Product.

6.       Payment Mechanics; Reports; Other Related Matters.

         6.1 Invoicing. The invoicing and payment of Packaged Products supplied by Idenix to Novartis shall be as set forth in 5.2 above and as set forth in any applicable Further Agreements. Upon delivery of each shipment of API, Finished Product or Packaged Product to Idenix' hereunder, Novartis shall invoice Idenix and Idenix shall pay the applicable price based upon Novartis' Fully Allocated Costs of Manufacture pursuant to the terms of applicable Further Agreements.

         6.2 Financial Records and Reports. Within thirty (30) days following the end of each calendar quarter, each Party shall submit to the other Party a written report setting forth in reasonable detail, on a Product-by-Product and country-by-country basis, to the extent made or incurred by such Party, its Affiliates or sublicensees, the following information with respect to such calendar quarter (a) Net Sales, (b) Promotion Expenses, (c) the applicable Fully Allocated Cost of Manufacture of APIs, Finished Products and Packaged Products, and (d) the calculation of the price payable or receivable by the selling Party pursuant to this Agreement.

         6.3 Reconcilation. The Parties shall reconcile the reports within sixty (60) days after the end of each calendar quarter. To the extent that one Party must make a payment to the other Party to ensure that each Party bears the appropriate financial burdens and benefits with respect to the payments in accordance with this Agreement, the paying Party shall pay the other Party such payments within thirty (30) days after reconciliation of such reports. In the event of a dispute with respect thereto, (a) the paying Party shall remit on a timely basis all amounts not disputed and shall provide written notice within such thirty (30) day period after reconciliation of such reports, specifying in detail the amounts in dispute and the basis for such dispute, (b) the matter shall be referred to the Joint Steering Committee for resolution, and (c) interest shall be payable on any additional amounts determined to be due in the same manner as provided for in Section 6.9.

         6.4 Audits. Each Party shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records of the underlying revenue and expense data relating to the reports and payments required under this Agreement. Each Party will annually have the right at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records pertaining to Net Sales and Promotional Expenses of the other Party, its Affiliates and sublicensees, and Novartis shall have the right to review Idenix', its Affiliates' and Third Party manufacturers' records pertaining to Idenix' Fully Allocated Cost of Manufacture, in the location(s) where such records are maintained by the other Party, its Affiliates and sublicensees, upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made pursuant to Sections 5 and 6.3, in each case within the prior twelve (12) months. If the review of such records reveals that the audited Party has failed to accurately report information pursuant to Sections 5 and 6.3, then the audited Party shall promptly pay to the auditing Party any resulting amounts due under Sections 5 and 6.3, together with interest calculated in the manner provided in Section 6.9. If any such under payments are greater than ten percent (10%) of the amounts actually due to the auditing Party for the reviewed period pursuant to Sections 5 (as adjusted by Section 6.3), as applicable, then the audited Party shall pay all of the costs of such review. In the event that Idenix has a good faith belief that any prices based on Novartis' Fully Allocated Cost of Manufacture are inaccurate, the Joint Manufacturing Committee shall make a determination as to whether any price adjustment is appropriate. In the event that the Joint Manufacturing Committee is unable to resolve such dispute or either Party disagrees with the determination of the Joint Manufacturing Committee, such dispute shall be resolved in accordance with
Section 13.6 of the Development

Agreement. In no event shall Idenix have the right to audit any records pertaining to Novartis' Fully Allocated Cost of Manufacture.

         6.5 Tax Matters. The Parties shall use all reasonable efforts to reduce or otherwise optimize, in a manner consistent with applicable Laws, tax withholding on payments made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 6 and in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

         6.6 United States Dollars. All dollar ($) amounts specified in this Agreement are United States Dollar amounts.

         6.7 Currency Exchange. With respect to payments based on Net Sales and Fully Allocated Cost of Manufacture invoiced and/or expenses incurred, all amounts shall be expressed in United States Dollars. Such United States Dollar amounts shall be retrieved from Novartis' official reporting systems (which official reports are in United States Dollars). The currency conversion for Net Sales and Fully Allocated Cost of Manufacture and/or expenses incurred in currencies other than United States Dollars shall be based on Novartis' applicable standard SWAER (Sales Weighted Average Exchange) rates. All payments hereunder shall be made in United States Dollar amounts.

         6.8 Blocked Payments. If at any time legal restrictions in any country in the relevant Territory prevent the prompt remittance of any payments pursuant to this Agreement, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the receiving Party's account in a bank or depository in such country designated by the receiving Party, or, if none is designated by the receiving Party within thirty (30) days, in a recognized banking institution selected by the paying Party, its Affiliates or sublicensees, as the case may be and identified in a written notice given to the receiving Party.

         6.9 Late Payments. The paying Party shall pay interest to the receiving Party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable Law, compounded monthly, calculated on the number of days such payments are paid.

7. Force Majeure. Except for obligations of payment, each Party shall be excused for any delay or failure to fulfill any of its respective obligations under this Agreement if such failure or delay is caused by any act of God, accident, explosion, fire, storm, sabotage, earthquake, flood, drought, peril of the sea, riot, embargo, war, any Law of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor, labor strike by common carriers or by the delayed Party's employees or agents, or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstances or event to excuse such Party's delay or failure to perform hereunder. Such Party shall be so excused only during the period of such circumstance or event and such Party shall use Commercially Reasonable Efforts to remedy such situation and commence compliance with this Agreement as soon as possible notwithstanding such circumstance or event.

8.       Limited Warranty.

         8.1 Limited Warranty. Each Party, in respect of all Products Manufactured and supplied by such Party pursuant to this Agreement, warrants that such Products shall conform to the applicable Specifications and Quality Assurance Requirements.

         8.2 DISCLAIMER. EXCEPT AS STATED IN SECTION 8.1, THE DEVELOPMENT AGREEMENT, THE STOCK PURCHASE AGREEMENT BETWEEN NOVARTIS AND IDENIX US OR ANY OTHER AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.       Limitations of Liability.

         9.1 EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF IDENIX OR ITS AFFILIATES, OR WITH RESPECT TO A PAYMENT TO A THIRD PARTY BY IDENIX AS AN INDEMNIFYING PARTY UNDER ARTICLE 11, IDENIX' LIABILITY FOR DAMAGES TO NOVARTIS FOR ANY CAUSE WHATSOEVER ARISING UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE TOTAL AMOUNT INVESTED BY NOVARTIS IN THE DEVELOPMENT OF THE PRODUCTS MANUFACTURED UNDER THIS AGREEMENT AND/OR DEVELOPED UNDER THE DEVELOPMENT AGREEMENT.

         9.2 NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT WHERE SUCH DAMAGES OR LOST PROFITS ARE REQUIRED TO BE PAID TO A THIRD PARTY BY AN INDEMNIFYING PARTY UNDER ARTICLE 11.

         9.3 Nothing in Articles 8 or 9 is intended to limit any claims, causes of actions, liabilities, damages or other remedies available under the Development Agreement and the Stock Purchase Agreement and in the event of any conflict between this Agreement, on the one hand, and the Development Agreement or Stock Purchase Agreement, on the other, with respect to any claims, causes of actions, liabilities, damages or other remedies which may be available to a Party, the terms of the Development Agreement and/or the Stock Purchase Agreement shall prevail.

10. Confidentiality. Confidential Information shall be protected in accordance with Article 9 of the Development Agreement. All obligations of confidentiality imposed under this Article 10 shall expire five (5) years following termination or expiration of this Agreement.

11.      Indemnification.

         11.1 By Idenix. Idenix shall defend, indemnify and hold harmless Novartis, its Affiliates and their respective directors, officers, employees and agents, at Idenix' cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of (a) any breach by Idenix of any of its representations, warranties or obligations pursuant to this Agreement or (b) the negligence or willful misconduct of Idenix or its Affiliates, or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement.

         11.2 By Novartis. Novartis shall defend, indemnify and hold harmless Idenix, its Affiliates and their respective directors, officers, employees and agents, at Novartis' cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of (a) any breach by Novartis of any of its representations, warranties or obligations pursuant to this Agreement or
(b) the negligence or willful misconduct of Novartis or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement (except to the extent caused by a breach by Idenix of its representations, warranties or obligations pursuant to this Agreement).

         11.3     Claims for Indemnification with respect to Third Parties.

                  (a) With regard to any Third Party claim (for which indemnification may be sought under this Article 11) against a person entitled to indemnification under this Article 11 (an "Indemnified Party"), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 11.3(a) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

                  (b) Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

                  (c) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

                  (d) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

                  (e) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

12.      Term and Termination.

         12.1 Term. Unless sooner terminated pursuant to this Article 12, the term of this Agreement shall commence on the Effective Date and shall continue with respect to each particular Product and/or country in the relevant Territory until the expiration of the Country Term for such Product in such country in the relevant Territory.

         12.2     Termination in connection with the Development Agreement.

                  (a) In the event and to the extent that Novartis terminates the Development Agreement in its entirety, or on a Country-Specific Termination or Product/Drug-Specific Termination basis, pursuant to Section 12.3 thereof, this Agreement shall terminate to the same extent.

                  (b) In the event and to the extent that Novartis terminates the Development Agreement in its entirety, or on a Country-Specific Termination or

Product/Drug-Specific Termination basis, pursuant to Section 12.4 thereof, this Agreement shall terminate to the same extent.

                  (c) In the event and to the extent that Idenix terminates the Development Agreement in its entirety, or on a Country-Specific Termination or Product/Drug-Specific Termination basis, pursuant to Section 12.3 thereof, this Agreement shall terminate to the same extent.

         12.3 Termination For Material Breach. Upon any material breach of this Agreement by either Party (the "Breaching Party"), the other Party (the "Non-Breaching Party") may, by providing thirty (30) days' written notice to the Breaching Party, terminate this Agreement on a Country-Specific Termination basis if the material breach relates to one or more Products in one or more countries, a Product/Drug-Specific Termination basis if the material breach relates to a Product throughout the applicable Territory or an Entire Agreement Termination basis if the material breach is not limited to a specific Product, Drug Candidate or country, as applicable. The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period. Notwithstanding the foregoing, if such breach, by its nature, is incurable, the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party.

         12.4 Insolvency. This Agreement may be terminated upon thirty (30) days' prior written notice by either Party at any time during this Agreement if the other Party files in any court pursuant to any statute of any government in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets; or if any Person proposes a written agreement of composition for extension of such other Party's debts; or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof; or if the other Party shall be a party to any dissolution or liquidation; or if the other Party shall make a general assignment for the benefit of its creditors; or if the other Party is subject to any final order regarding insolvency or bankruptcy which can be expected to have a material adverse effect on the Manufacture and/or supply of API or Packaged Product. For the purposes of this Section 12.4, when "Party" refers to Idenix, "Party" shall mean and include Idenix US.

         12.5     Effects of Termination.

                  (a) Upon termination of this Agreement, on a Country-Specific Termination, a Product/Drug-Specific Termination or an Entire Agreement Termination basis, pursuant to Sections 12.1, 12.2, 12.3 or 12.4:

                           (i) all financial obligations under this Agreement owed as of the effective date of such expiration or termination shall remain in effect;

                           (ii) the provisions of Articles 8 through 13 shall survive;

                           (iii) the Development Agreement shall remain in full force and effect except to the extent that it has otherwise terminated or expired in accordance with its terms; and

                           (iv) except as set forth in Section 12.5(a)(i) and (ii), all of the Parties' obligations under this Agreement, including, without limitation, all of the Parties' payment obligations under this Agreement, shall terminate with respect to any Product and/or country with respect to which this Agreement has expired or terminated.

                  (b) Upon termination of this Agreement, on a Product/Drug-Specific Termination, a Country-Specific Termination or an Entire Agreement Termination basis, (i) pursuant to Section 12.2(a), provided that Novartis has elected to retain the licenses under the Development Agreement pursuant to Section 12.5(a)(ii) thereof, or (ii) by Novartis pursuant to Sections 12.3 or 12.4, then (A) Idenix shall grant to Novartis a non-exclusive, royalty-free, sublicenseable, right and license in the relevant Territory under all Manufacturing Technology Controlled by Idenix and under Idenix' rights in the Idenix Intellectual Property and Joint Intellectual Property solely to the extent necessary for Novartis to Manufacture, or have Manufactured, such Product(s) for such countries with respect to which such termination relates; and (B) Idenix shall, at Novartis' request, promptly transfer to Novartis at least one (1) copy of each Physical Embodiment, if any, of all such Idenix Intellectual Property, Joint Intellectual Property or Manufacturing Technology Controlled by Idenix.

                  (c) Upon termination of this Agreement, on a Product/Drug-Specific Termination, a Country-Specific Termination or an Entire Agreement Termination basis, (i) pursuant to Sections 12.2(b) or 12.2(c), provided that Idenix has elected to retain the licenses under the Development Agreement pursuant to Section 12.5(b)(ii) thereof, or (ii) by Idenix pursuant to Sections 12.3 or 12.4, then (A) Novartis shall grant to Idenix a non-exclusive, royalty-free, sublicenseable, right and license under Novartis' rights in (i) the Joint Intellectual Property and to all improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix that, in each case, Novartis has developed hereunder and relates solely to the Manufacture of API of such terminated Product, and (ii) if such Product is the HCV Product, Pre-Selection Intellectual Property that relates solely to the Manufacture API of such HCV Drug Candidate (to the extent such is not otherwise granted in clause (A)(i) above), solely, in each case set forth in clauses (A)(i) and (ii) above, to the extent necessary for Idenix to Manufacture, or have Manufactured, API for such Product(s) for such countries with respect to which such termination relates; (B) the Parties shall negotiate in good faith the terms under which Novartis may grant a license under, and Physical Embodiments of, the relevant Joint Intellectual Property, improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix, and, if such Product is the HCV Product, Pre-Selection Intellectual Property, relating, in each case, to the Finishing and Packaging of such Product for such countries with respect to which such termination relates; (C) Section 4.2(c) shall survive the termination of this Agreement; and (D) Novartis shall, at Idenix' request, promptly transfer to Idenix at least one (1) copy of each Physical Embodiment, if any, of all such
(i) Joint Intellectual

Property, (ii) improvements to Idenix Intellectual Property, Joint Intellectual Property and Manufacturing Technology Controlled by Idenix, and (iii) if such Product is the HCV Product, Pre-Selection Intellectual Property, that, in each case set forth in clauses (D)(i) through (iii) above, Novartis has developed hereunder and relates solely to the Manufacture of API for such terminated Products for such terminated countries.

                  (d) In the event of any termination of this Agreement on a Product/Drug-Specific Termination, a Country-Specific Termination or an Entire Agreement Termination basis pursuant to Sections 12.3 or 12.4 of this Agreement, and notwithstanding anything to the contrary in Sections 12.5(a) through (c), the Parties will negotiate in good faith to revise the Development Agreement or enter into a separate agreement to provide the Parties the benefits of the financial terms (without taking into account any tax considerations) of this Agreement with respect to the sales of the Products in the Territory as such financial terms existed immediately prior to such termination. The provisions of the immediately preceding sentence shall not apply to any termination of this Agreement on a Product/Drug-Specific Termination, a Country-Specific Termination or an Entire Agreement Termination basis pursuant to Section 12.2 hereof.

13.      Miscellaneous.

         13.1 Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, excluding: (a) its conflicts of laws principles; (b) the United Nations Convention on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

         13.2 Notices. Any notice, request or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the business day next following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee's telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 13.2):

         If to Idenix:                        Idenix (Cayman) Limited
                                              c/o Walkers SPV Limited
                                              Walker House
                                              Mary Street
                                              P.O. Box 908GT
                                              George Town
                                              Grand Cayman
                                              Cayman Islands

                                              Attention: Secretary
                                              Facsimile No.: (345) 949-7886

         With a copy to:                      Idenix Pharmaceuticals, Inc.
                                              125 CambridgePark Drive
                                              Cambridge, MA 02140
                                              U.S.A.

                                              Attention:
                                              Facsimile No.: (617) 250-3101

         If to Novartis:                      Novartis Pharma AG
                                              Lichtstrasse 35
                                              CH-4002 Basel
                                              Switzerland

                                              Attention: Head of Global Business
                                              Development and Licensing
                                              Facsimile No.: [41] 61 324 2100

         With a copy to:                      Novartis Pharma AG
                                              Lichtstrasse 35
                                              CH-4002 Basel
                                              Switzerland

                                              Attention: General Counsel
                                              Facsimile No.: [41] 61 324 6859

         13.3 Severability. If, under applicable law or regulation, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement ("Severed Clause"), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

         13.4 Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

         13.5 Integration. This Agreement, the Stock Purchase Agreement and the other Ancillary Agreements (including any exhibits and other attachments hereto and thereto) constitute the entire agreement between the Parties and their Affiliates with respect to the within subject matter and supersede all previous agreements, whether written or oral, except that Confidentiality Agreements, dated February 1, 2002, September 6, 2002 and October 8, 2002, by and between the Parties shall survive the execution of this Agreement. This Agreement may be amended only in writing signed by properly authorized representatives of each of Idenix and Novartis. The Parties acknowledge that this Agreement is being executed and delivered simultaneously with the execution and delivery by the Parties or their Affiliates of the Development Agreement.

         13.6 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with Section 13.6 of the Development Agreement.

         13.7 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party's employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party's written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Idenix' legal relationship under this Agreement to Novartis shall be that of independent contractor.

         13.8     Assignment; Successors. Without limiting the generality of
Section 2.1(e), either Idenix nor Novartis may assign this Agreement in whole or in part without the consent of the other Party; provided that (a) either Party may assign this Agreement to an Affiliate on the condition that the assigning Party shall remain primarily liable hereunder for the prompt and punctual payment and performance of all obligations of the assignee, and (b) this Agreement may be assigned by a Party to a Third Party in connection with a sale or transfer of all or substantially all of such Party's business to which this Agreement relates. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

         13.9 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

         13.10 Waivers. No failure on the part of Novartis or Idenix to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         13.11 Bankruptcy. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such Party under Title 11, the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including the license granted hereunder) and all of its rights and elections under Title 11.
                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Idenix and Novartis have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

                                     IDENIX (CAYMAN) LIMITED
                                     By:   [illegible]
                                         ---------------------------------------
                                           Title: Chief Executive Officer
                                           Date:  May 8, 2003

                                     NOVARTIS PHARMA AG
                                     By:   /s/ Robert Pelzer
                                         ---------------------------------------
                                           Title: General Counsel
                                           Date:  May 8, 2003
                                     By:  /s/ Joseph E. Mamie
                                         ---------------------------------------
                                           Title: Head Operational Treasury
                                           Date:  May 8, 2003

          [Signature Page to Master Manufacturing and Supply Agreement]

                                     ANNEX 1

                   HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION

Third Party API Manufacturers shall (a) warrant that all waste will be disposed of in compliance with all applicable Laws, and that discarded printed material and products are not illegally used; (b) agree to Manufacture the applicable APIs in accordance with generally accepted standards of health, safety and environmental protection; (c) permit the Parties to acquaint such API Manufacturer with regard to special risks of manufacture the API in order to avoid or minimize health, safety and environmental risks; (d) upon at least two
(2) weeks' prior notice to such API Manufacturer, as applicable, allow either of the Parties to inspect, without in any way limiting the direct responsibility of such API Manufacturer, as applicable, the API Manufacturer's Manufacturing operations at its facility(ies) to review the conformance with health, safety and environmental sound practices; (e) inform the Parties without delay of any health, safety and environmental incident related to API and any serious production problems relating to the manufacture of API with regard to safety, health and environmental aspects; and (f) be held fully liable with respect to any claim (whether from private parties or from public bodies), which may arise from such API Manufacturer's failing to meet applicable occupational health, safety or environmental protection Laws.